PURCHASE AND SALE AGREEMENT



                                 By and Between


                                 DINESH MANIAR,
                                   AS SELLER,



                                      and



                         MONTGOMERY REALTY GROUP, INC.




                          DATED EFFECTIVE MAY 5, 1999



                          PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement ("Agreement") is entered into effective May 5, 1999, by and between MR. DINESH MANIAR ("Seller") and MONTGOMERY REALTY GROUP, INC., a Nevada corporation ("MRG"), and is based on the following:

                                    PREMISES

     A.   Seller is the owner of various commercial real estate located in the
San Francisco Bay Area.   Seller has agreed to sell to MRG four (4) Properties,
as more particularly described herein, on the price and terms set forth in this Agreement.

     B. MRG has agreed to purchase said four (4) Properties from Seller on the price and terms set forth in this Agreement.

     C. Seller intends this sale to qualify as a tax free transfer pursuant to the provisions of Internal Revenue Code Section 351, et seq., and will, immediately after the sale, own more than Eighty Percent (80%) of the outstanding equity stock of MRG.

     D. MRG has made or will make, in accordance with this Agreement, a due diligence inquiry as to the Properties, and has made or will make, in accordance with this Agreement, various findings as to value, marketability, financial condition, environmental matters, physical condition and similar matters, all to MRG's satisfaction.

     E. Seller has made or will make, in accordance with this Agreement, a due diligence inquiry as to MRG's formation and operation. MRG's financial condition, the marketability of MRG's securities, and the suitability of MRG as an investment vehicle for Seller, all to Seller's satisfaction.

                                   AGREEMENT

     NOW THEREFORE, for and in consideration of the premises and the mutual promises and covenants contained herein, the parties agree as follows:


                                   ARTICLE I.
                          DEFINITIONS AND CONSTRUCTION

1.01 Certain Terms Defined. The terms defined in this Section shall, for purposes of this Agreement, have the meanings herein specified, unless the context requires otherwise:

     (a) Closing means consummation of the transaction contemplated by this Agreement.

     (b)  Closing Date means the date on which the Closing occurs.

     (c)  Code shall mean the Internal Revenue Code of 1986, as amended.

     (d) Exchange Act means the Securities and Exchange Act of 1934, as amended

     (e) New MRG Stock means the shares of common stock of MRG delivered to Seller.

     (f) Properties shall have the meaning set forth in Section 2.01 of this Agreement.

     (g) Purchase Price shall mean the 16,000,000 shares of New MRG Stock to be issued as consideration for the Properties and certain other costs to be paid by MRG, as set forth in Section 2.03.

     (h)  SEC shall mean the United States Securities and Exchange
          Commission.

     (i)  Securities Act shall mean the Securities Act of 1933, as amended.

     (j) Title Company is First American Title Insurance Company, 1850 Mt. Diablo Boulevard, Suite 300, Walnut Creek, California.

     (k) Transfer Agent is Silver State Registrar & Transfer Corp., 3541 Summer Estates Circle, Salt Lake City, Utah 84121

                                  ARTICLE II.
                      AGREEMENT TO SELL PROPERTY; CLOSING

2.01 Agreement to Sell; Properties Defined. For and in consideration of the Purchase Price and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to MRG, the following interests in the following properties:

     (a)  all of Seller's right, title and interest in the following:

          (i)  The Orchard Supply Shopping Center located at 1041-1061
               Market Place, San Ramon, California, and more particularly described in Exhibit "A" attached hereto and incorporated herein by this reference (the "OSH Center").

          (ii) The San Ramon Shopping Center located at 1021 Market Place,
               San Ramon, California, and more particularly described in Exhibit "B" attached hereto and incorporated herein by this reference (the "Retail Center").

          (iii)The Keker & Van Nest Office Building located at 710 Sansom Street, San Francisco, California, and more particularly described in Exhibit "C" attached hereto and incorporated herein by this reference (the "San Francisco Office Building").

          (iv) The Eccles Office Project located at 560 Eccles Avenue,
               South San Francisco, California, and more particularly described in Exhibit "D" attached hereto and incorporated herein by this reference (the "Eccles Project").

     All of which is collectively referred to herein as the "Real Property";

     (b) any and all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights and credits, air rights, solar rights, water, water rights, and water stocks relating to the Real Property and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property (collectively the "Appurtenances");

     (c)  any and all improvements and fixtures located on the Real
          Property, including, without limitation, all buildings and other structures presently located on the Real Property, together with all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, recreation or other services on the Real Property (all of which are collectively called the "Improvements");

     (d) any and all personal property (the "Personal Property") of Seller located on or in the Real Property and Improvements and used in its operation including, without limitation, the items of personal property, if any, described in Exhibit "F" attached hereto; provided, however, that those items of personal property described on Exhibit "G" shall not be transferred to the MRG; and

     (e) any and all of the interest of Seller in any intangible personal property now or hereafter owned by Seller and used in the ownership, use and operation of the Real Property, Improvements and Personal Property, including, without limitation, any contract or lease rights, agreements, utility contracts or other rights relating to the ownership, use and operation of the Property.

     All of the items described in subsections (a), (b), (c), (d) and (e) above, as they relate to the OSH Center, the Retail Center, the San Francisco Office Building and the Eccles Project, are hereinafter collectively called the "Properties".

2.02 Assumed Obligations. At Closing, MRG shall take the Properties subject only to the existing loans on the Properties (the "Assumed Obligations"), which loans are disclosed to MRG as follows:

     (a) Respecting the OSH Center: a loan secured by a First Deed of Trust in favor of Greenwich Capital Products, Inc. (serviced by Midland Loan Services) in the approximate principal amount of Five Million One Hundred Thousand Dollars ($5,100,000), which loan bears interest at a rate of approximately 7.03 % per annum, is amortized over a Thirty (30) year period, with certain impounds for tenant improvements and taxes collected monthly, and with a maturity date of approximately July 31, 2008;

     (b) Respecting the Retail Center: a loan secured by a First Deed of Trust in favor of Gross Mortgage Company, Inc., in the approximate principal amount of Five Hundred Forty Five Thousand Dollars ($545,000), which loan bears interest at a rate of approximately 11.00 % per annum, with no amortization, and a maturity date of approximately October 1, 1999.

     (c) Respecting the San Francisco Office Building: a loan secured by a First Deed of Trust in favor of Wells Fargo Bank, in the approximate principal amount of Four Million Eight Hundred Thousand Dollars ($4,800,000), which loan bears interest at a rate of approximately
          6.67 % per annum, with Thirty (30) year amortization, together with property tax impounds collected monthly, and with a maturity date of approximately December 15, 2009; and

     (d) Respecting the Eccles Project: a loan secured by a First Deed of Trust in favor of Redwood Bank, in the approximate principal amount of Two Million Dollars ($2,000,000), which loan bears interest at a rate of 8.75 % per annum, with no amortization, and with a maturity date of approximately March 20, 2000.

The promissory notes, deeds of trust, and related documents concerning the Assumed Obligations are available for MRG's review at the offices of Seller at 400 Oyster Point Blvd., Suite 415, So. San Francisco, California 94080
("Seller's Offices").   In no event shall Seller be liable for payment of any
loan assumption fee or other costs associated with the transfer of the Properties subject to the foregoing loans.

2.03 Purchase Price.

     (a)  The Purchase Price of the Property is Sixteen Million
          (16,000,000) shares of New MRG Stock, which common stock is not subject to transfer or voting restrictions pursuant to the Articles of Incorporation or Bylaws of MRG and is not subject to the superior rights of any preferred stock, convertible security, or other interest.

     (b) The 16,000,000 shares have been physically delivered to Seller prior to the execution of this Agreement, with MRG having concurrently instructed the Transfer Agent not to permit any sale, hypothecation or other transfer of said shares until after the close of escrow as contemplated herein. Concurrent with the execution hereof, MRG shall irrevocably instruct the Transfer Agent to obey all further instructions of the Title Company respecting removal of restrictions on the New MRG Stock. MRG does hereby irrevocably appoint Title Company as MRG's agent for all purposes under this Agreement related to stock transfer. The Title Company shall, upon the recording of the grant deeds from Seller to MRG, instruct the Transfer Agent to release any and all restrictions (other than those imposed by various securities laws) on the free transferability of Seller's shares.

     (c) At the Closing, Seller and MRG shall deposit such cash or other immediately available funds, in U.S. dollars, with Title Company, as may be necessary to effect the following reimbursements and prorations:

          (i) Seller shall be reimbursed for all unamortized loan fees associated with the existing loans against the Properties;

          (ii) Seller shall be reimbursed for all loan impound balances (tax impounds, tenant improvement impounds, and all other impounds) with balances determined as of the Closing Date;

          (iii)Seller shall transfer to MRG all rights and interests in the loan impound balances determined as of the closing date;

          (iv) Seller shall transfer to MRG and MRG shall assume all obligations of Seller under the various leases affecting the Properties, as set forth in the Assignment and Assumption Agreement, which agreement will be in substantially the same form as that set forth in Exhibit "E" attached hereto and incorporated herein by this reference;

          (v) Seller shall transfer to MRG all security deposits held on behalf of tenants of the Properties and MRG shall assume all liability for said security deposits;

          (vi) Subject to tax impound accounts with various lenders on the Properties, real property taxes, business taxes, assessments and all other charges against the Real Property, Appurtenances and Improvements shall be prorated at the close of escrow;

          (vii)MRG and Seller shall share the costs of escrow 50% each;

          (viii)MRG shall pay all transfer taxes, if any;

          (ix) MRG shall pay for all policies of title insurance; and

          (x) MRG shall pay all loan assumption fees, if any, in connection with the assumption of the Assumed Obligations to the lenders on the Properties.

          (xi) Monthly interest, principal, and related charges for the loans described in Section 2.02 shall be prorated as of the Closing Date.

     The money transferred pursuant to this subparagraph shall be deemed part of the Purchase Price.

2.04 MRG's Due Diligence Investigation. As conditions precedent to Closing, MRG shall review the following information and determine whether or not MRG shall consummate this transaction. If MRG fails to give written notice to Seller within said five (5) business day period, MRG shall be conclusively presumed to have accepted the Properties and related matters "AS IS" and to have elected to close this transaction as set forth in Sections 2.06 and 5.08, below. MRG's due diligence shall consist of the following:

     (a) Title. MRG's review and approval of title to the Property. The Title Company and/or Seller, at MRG's sole cost and expense, shall make available to MRG at Seller's Offices the following:

          (i) a current extended coverage preliminary title report on the Real Property issued by Title Company, accompanied by legible copies of all documents referred to in the report;

          (ii) copies of all existing and proposed easements, covenants, restrictions, agreements or other documents that affect the Properties and which are not disclosed by the preliminary title report, or, if no such documents exist, a certification of Seller to that effect;

          (iii)to the extent reasonably available to Seller an "as-built" survey of the Real Property and Improvements by a licensed surveyor or civil engineer. Said survey shall be acceptable to, and certified to, MRG and in sufficient detail to provide the basis for an ALTA Owner's Policy of Title Insurance without boundary, encroachment or survey exceptions, and shall show the location of all easements and Improvements (including underground improvements) and any and all other pertinent information with respect to the Properties. The survey shall also indicate any encroachments of Improvements onto easements or onto adjacent properties or certify to their absence and shall indicate the presence of improvements and easements on property adjoining the Real Property if located within five (5) feet of the boundaries of the Real Property. Failure of Seller to deliver such an "As Built" survey shall permit MRG to engage a surveyor and conduct an "As Built" survey at MRG's sole cost and expense;

          (iv) copies of the two (2) most recent property tax bills for the Properties; and

          (v)  a chain of title report for the Real Property.

          MRG shall advise the Seller within five (5) business days from the date of this Agreement, what exceptions to title, if any, will be accepted by MRG; provided, however, that Seller hereby agrees to remove all monetary liens, encumbrances and judgments of any nature whatsoever encumbering title to the Properties with the exception of the notes secured by first deeds of trust to the lenders respecting the Assumed Obligations as disclosed in Section 2.02. As to all other matters, MRG shall be deemed to approve all such title exceptions unless written disapproval thereof is delivered to Seller and Title Company within five (5) business days from the date of this Agreement. If MRG should object, Seller shall have five (5) business days after receipt of MRG's objections to give MRG notice: (i) that Seller will remove any objectionable exceptions from title and provide MRG with evidence satisfactory to MRG of such removal, or provide MRG with evidence satisfactory to MRG that said exceptions will be removed on or before the Closing; or (ii) that Seller elects not to cause such exceptions to be removed. If Seller gives MRG notice under clause
          (ii), MRG shall have two (2) additional business days to notify Seller that MRG intends to proceed with the purchase and take the Property subject to such exceptions, or to terminate this Agreement. If MRG shall fail to give Seller notice of its election within two (2) business days, MRG shall be deemed to have elected to have accepted said exceptions.

     (b) Documents Affecting the Properties. MRG's review and approval, within five (5) business days from the date of this Agreement, of any and all seismic engineering reports, asbestos and/or environmental reports, service contracts, maintenance contracts, management contracts, certificates of occupancy, warranties, soils reports, insurance policies, operating statements for the Properties for the prior two
          (2) years, market studies for the Properties and all other contracts or documents of significance to the Properties. All such documents shall be made available to MRG at Seller's Offices at 400 Oyster Point Blvd., Suite 415, So. San Francisco, California, on any business day, from 9:00 a.m. to 5:00 p.m. In addition, during such five (5) business day period, Seller shall make available to MRG all of Seller's files, books and records regarding the Properties for review by MRG.

     (c) Leases/Tenant Matters. MRG's review and approval, within five (5) business days from the date of this Agreement of:

          (i) all existing and pending leases (and any amendments, modifications, and letter agreements relating thereto) affecting the Properties;

          (ii) a current rent roll for the Properties, listing for each tenant the name, rent, obligation for reimbursement for expenses, amount of deposit and prepaid rent, if any, lease commencement date, lease termination date, lease options, option rent, and cost of living or other rent escalation clauses; and

          (iii)a schedule of any employees employed by Seller or contractors retained by Seller in the operation of the Properties, setting forth names, salaries, other compensation, and other pertinent information concerning such employees or contractors, including the terms of any contracts with them. All such items shall be made available to MRG at Seller's Offices at 400 Oyster Point Blvd., Suite 415, So. San Francisco, California, on any business day, from 9:00 a.m. to 5:00 p.m.

     (d) Condition of the Properties--Physical. MRG's review and approval within five (5) business days of the date of this Agreement of the structural, mechanical, electrical, and other physical characteristics of the Properties. Seller shall use its best efforts to make available to MRG, at Seller's Offices, a copy of all plans and specifications for the Properties which shall include, without limitation, any mechanical, electrical, HVAC, plumbing and life safety system plans, specifications and drawings, and service records for the building systems in the Improvements and the operating and maintenance statements and manuals therefor, all to the extent that any of the foregoing are known by Seller to be in its possession or otherwise reasonably available to Seller.

     (e)  Condition of the Properties--Environmental.

          (i) MRG's review and approval, at MRG's sole discretion, of the environmental characteristics of the Properties, including, without limitation, inspections and examinations for the existence of asbestos, asbestos containing materials, polychlorinated biphenyls ("PCB's), underground storage tanks, radioactive substances, explosives, petroleum or petroleum by-products, urea formaldehyde, and other hazardous or toxic chemicals, or waste substances. Seller shall make available to MRG, at Seller's offices any and all environmental surveys, Phase I reports and any and all other investigative information related to the presence or absence of toxic waste and/or hazardous materials that effect the Properties, if any, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (the "Superfund Act"), the Carpenter-Presley-Tanner Hazardous Substance Account Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act or any other federal, state or local environmental statutes, regulations, ordinances or regulatory requirements.

          (ii) Seller makes no representations or warranties as to the presence or absence of toxic waste or hazardous materials, or the suitability of the Properties from an environmental point of
               view.   To the fullest extent permissible by law, MRG will assume
               any and all obligations regarding any toxic waste or hazardous material and will indemnify, defend and hold Seller harmless from any and all liability, claims, suits or other matters that may arise by reason of the environmental condition of the Properties. For purposes of this Agreement, the definition of the terms "hazardous materials" , "toxic waste" or "hazardous substances" shall be mean the definition set forth in Section 4.21 below.

          (iii)Notwithstanding any other provision of this Agreement, Seller makes no representation or warranty, and MRG assumes all liability, if any, for any release or discharge of any type whatsoever (including any "release" as defined in 42 U.S.C.
               Section 9601 [22]) or threat of release or discharge (such a release or threatened release being hereinafter referred to as a "Release") of any hazardous substances (as also defined in 42 U.S.C. Section 9601 (14) or as defined as hazardous or toxic under any other federal, state or local law), petroleum, including crude oil or any fraction thereof, or natural gas liquids, liquefied natural gas, or synthetic gas (all such items being also included in the definition herein of the terms "hazardous material" or "toxic waste") on, upon, under, or onto the Properties or to any adjoining real properties or to real properties in the vicinity of the Properties which could have come to be located upon the Properties or the water or ground water thereon or thereunder.

          (iv) Notwithstanding any other provision of this Agreement to the contrary, Seller makes no representations or warranties as to whether or not the Properties have been used as a land fill, mine, dump or other disposal facility, or whether or not there are or ever have been any underground storage tanks of any kind or character, whether empty or containing substances of any nature. Seller makes no representation or warranty as to the existence of any violation or any alleged violation of any Environmental Regulation from any government entity or agency with respect to the Properties, except that Seller does represent that he has not actually received any such notice regarding the Properties, however, Seller further makes no representation or warranty as to whether or not there is now or ever has been any investigation or report by or to any governmental agency or entity, nor whether or not any party has threatened or asserted any claim, cause of action, penalty, cost or demand for payment of compensation, whether or not involving injury or threatened injury to human health, the environment or natural resources, resulting or allegedly resulting from any violation of any Environmental Regulation in connection with the Properties.

          (v) In assessing environmental risk or the absence thereof, MRG has relied solely upon its own due diligence and has not relied on any representation or warranty of Seller, whether oral or in writing, all such representations and warranties, if any, being hereby nullified.

     (f) Applicable Laws. MRG's review and approval, within five (5) business days from the date of this Agreement, of all zoning, land-use, subdivision, environmental, building and construction laws and regulations restricting or regulating or otherwise affecting the use, occupancy or enjoyment of the Properties.

     (g) Leases. MRG's receipt, review and approval within five (5) business days from the date of this Agreement of photocopies of all tenant leases involving the Properties, and all records and information within the possession of Seller relating thereto, including prospective leases currently under negotiation, security deposits, and other financial matters, all of which is made available to MRG at Seller's Offices as aforesaid.

     (h) Surveys. MRG's receipt, review and approval within five (5) business days from the date of this Agreement at Seller's Offices, of a copy of the most recent ALTA survey, if any, in Seller's possession, of the Properties for the purposes of obtaining at MRG's sole cost and expense an updated ALTA survey and thereby inducing the Title Company into issuing an ALTA title policy, to be updated at closing at MRG's sole expense. If no ALTA survey is given by Seller to MRG for updating, or if Seller informs MRG that no such survey is available, then MRG may engage a surveyor of MRG's choice, and immediately cause an ALTA survey to be prepared by the closing or otherwise available for the issuance or upgrade of the owner's title policy to an ALTA owner's policy, all at MRG's sole expense.

     (i) Plans & Specifications. MRG's receipt, review and approval within five (5) business days from the date of this Agreement of all as-built plans and specifications for each building on the Properties in Seller's possession (or which Seller can obtain from its agents, employees, contractors and brokers) together with access to all reports and design calculations of engineers, consultants and contractors relating to the Properties all as the same, if any, may be available at Seller's Offices as aforesaid.

     (j) Appraisals. MRG's receipt, review and approval within five (5) business days from the date of this Agreement of all Covenants, Conditions & Restrictions ("CC&Rs), appraisals and market studies in Seller's possession (or which Seller can obtain from its agents, employees, contractors and brokers), as the same may relate to the Properties, all of which are available at Seller's Offices as aforesaid.

     (k)  Governmental Records.  MRG's receipt, review and approval within five
          (5) business days from the date of this Agreement of all governmental records, permits approvals, licenses, approvals, certificates of occupancy, and associated notices and correspondence in Seller's files (or which Seller can obtain from its agents, employees, contractors and brokers) effecting repairs, operations and/or restrictions on the operation of the Properties, within Seller's possession or which Seller or its agents, employees, contractors and brokers may have access to, all of which, if any, is available at Seller's Offices as aforesaid.

     (l) Existing Contracts. MRG's receipt, review and approval within five (5) business days from the date of this Agreement of all existing warranties and/or guarantees, if any, furnished by contractors and vendors for the buildings and mechanical equipment associated with the Properties, such warranties and/or guarantees, if any, to be transferred to MRG at the close of escrow.

2.05 Seller's Due Diligence.

     (a) Within five (5) days from the date of this Agreement, MRG shall deliver to Seller, at Seller's Offices originals or true and correct copies of all:

          (i) Written contracts relating to stockholders, directors, officers, employees, and agents;

          (ii) Written contracts relating to any agreement with a securities broker or underwriter concerning holding, selling, marketing, or otherwise buying or selling stock or other securities of MRG;

          (iii)Written contracts with attorneys engaged by MRG;

          (iv) Written contracts with accountants engaged by MRG;

          (v) Written contracts with any other professional or agent of MRG not specified in subparagraphs (a) through (d) above;

          (vi) Written schedules of any and all oral contracts to which MRG is a party or by which the Properties or MRG's operations are bound;

          (vii)The current stockholder list, showing each stockholder's name, address, number of shares owned, and purchase price, updated to the date of this Agreement;

          (viii)A transaction register from MRG's Transfer Agent setting forth the details of all issuances of common stock certificates, indicating in the case of each certificate the date of issuance, certificate number, number of shares, registered owner, and whether such certificate constitutes an original issuance or the transfer of outstanding stock, indicating the number of the certificate from which such stock was transferred;

          (ix) Assurances provided by MRG stockholders as contemplated by
               Section 4.24(e) and documenting the availability of an exemption from registration under federal and state securities laws in accordance with the terms of this Agreement, together with a memorandum of MRG's counsel setting forth the principal conditions to be met under the laws of the various states in which the New MRG Stock is issued in order to rely on exemptions from the registration provisions of such laws;

          (x) All documents relating to the trading symbol "MGRY" pursuant to which MRG's stock is quoted;

          (xi) All documents relating to the registration symbol of MRG's stock on the "Pink Sheets";

          (xii)A schedule of the last 20 stock trades made in MRG's stock, which schedule will be in reverse chronological order (i.e., the most recent transaction first), showing the date of the trade, the number of shares traded, the purchase price for the shares, and the name of the MRG and the seller;

          (xiii)All filings with the SEC, if any;

          (xiv)All filings with any state securities commission, state corporations commission, or similar filing;

          (xv) All filings with any non-United States securities commission, non-United States corporations commission, Canadian province, or similar filing;

          (xvi)The quarterly financial statements of MRG for the period ended March 31, 1999;

          (xvii)Any other document that is operative as to the business operations of MRG or to its sales or issuances of securities.

          (xviii)A schedule indicating the names, addresses, and term of office of each director of MRG.

          (xix)A schedule indicating the names, addresses, and term of office of each officer of MRG.

          (xx) All pension plans, 401(k), profit-sharing, stock option, or incentive plans in effect concerning MRG or any of its officers, directors, employees, or agents.

          (xxi)A schedule setting forth the name, address, and position of each employee of MRG.

     Seller shall have ten (10) business days from receipt of said documents to review the financial, operating, and trading history of MRG and determine if MRG meets Seller's suitability standards, which standards shall be determined in Seller's sole and absolute discretion. Unless Seller notifies MRG in writing within said ten (10) business day period that MRG meets Seller's suitability standards, Seller shall be deemed to have disapproved MRG's suitability and this Agreement shall be of no further force or effect.

     (b) MRG will deliver to Seller, pursuant to Section 4.01 below, within three (3) business days of the effective date of this Agreement, the following:

          (i) Certified copies of the Articles of Incorporation of Montgomery Realty Group, Inc. filed with the Secretary of the State of Nevada on August 20, 1997;

          (ii) Certified copies of the Certificate of Amendment of Articles of Incorporation of Montgomery Realty Group, Inc. filed with the Secretary of State of the State of Nevada on November 18, 1997;

          (iii)Certified copies of all corporate minute books, stock transfer books, and the corporate seal (if any) of MRG;

          (iii)Trading symbol rights; and

          (iv) Authorization to instruct transfer agent.

2.06 Closing. The Closing hereunder shall be held at such time and place as the parties shall mutually agree, but in no event later then May 30, 1999, and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of Title Company on the date five
     (5) days after completion of MRG's and Seller's due diligence and the satisfaction of all of the conditions set forth in Sections 2.04 and 2.05 of this Agreement (or, if said date fails on a holiday or weekend day, then the second business day after such holiday or weekend day) (the "Closing Date"). Such date may not be extended without the written approval of both Seller and MRG. If the Closing does not occur on or before May 30, 1999, the Title Company as escrow holder shall, unless it is notified by both parties to the contrary within two (2) days after May 30, 1999, return to the depositor thereof items which may have been deposited hereunder. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close. MRG and Seller shall each submit to the Title Company, not less than five (5) days prior to the Closing Date, escrow instructions consistent with the provisions of this Agreement.

2.07 Title to Real Property.

     (a) At the Closing, Seller shall convey to MRG marketable and insurable fee simple title to the Real Property, the Appurtenances and the Improvements, by duly executed and acknowledged grant deed in a form acceptable to MRG. Evidence of delivery of marketable and insurable fee simple title shall be the issuance by Title Company of an ALTA Owner's Policy of Title Insurance (rev. 10/17/70), in the full amount of $16,000,000 insuring fee simple title to the Real Property, the Appurtenances and the Improvements in MRG, subject only to those exceptions as MRG shall approve pursuant to Section 2.04(a); said policy shall provide full coverage against mechanics' or materialmen's liens arising out of the construction of any of the Improvements and shall contain such special endorsements as MRG may reasonably require. The Title Company shall obtain, if requested by MRG, reinsurance agreements from such companies and in such amounts as MRG may request.

     (b)  At the Closing, Seller shall transfer title to the Personal
          Property by a bill of sale in the form attached hereto as Exhibit "H," such title to be free of any liens and encumbrances.

2.08 Seller's Documents. At or before the Closing, Seller shall deliver to the Title Company the following:

     (a) duly executed and acknowledged grant deeds conveying to the MRG all Real Property described as the OSH Center, the Retail Center, the San Francisco Office Building and the Eccles Center, including all Appurtenances and the Improvements and all rights, privileges and easements appurtenant thereto;

     (b) a duly executed bill of sale covering the Personal Property, in the form attached hereto as Exhibit "H";

     (c) a Certificate from the California Secretary of State (or a commercial reporting service satisfactory to MRG) that indicates that as of the Closing Date there are no filings against Seller in the office of the Secretary of State under the California Commercial Code that would be a lien on any of the items specified in the Bill of Sale referred to above (other than such filings, if any, as are disclosed in Section 2.02 in connection with the Assumed Obligations);

     (d) originals of all leases (and amendments, modifications and letter agreements relating thereto, if any) or if originals are not available, true and accurate photocopies thereof, covering any portion of the Properties, any non-cash security deposits relating thereto, all tenant files and a duly executed Assignment of Leases in the form attached hereto as Exhibit "I" (these may, at Seller's option, be delivered outside of escrow);

     (e) originals or copies of all service contracts, maintenance contracts and management affecting the Property (collectively, the "Service Contracts") to be continued by MRG after the Closing, and any warranties or guaranties received by Seller from any contractors, subcontractors, suppliers or materialmen in connection with construction of the Improvements (these may, at Seller's option, be delivered outside of escrow);

     (f) a duly executed Assignment of Service Contracts, Warranties and Guaranties and Other Intangible Property, in the form attached hereto as Exhibit "J";

     (g) to the extent available to Seller originals or copies of building permits and certificates of occupancy for the buildings and all tenant-occupied space included within the Improvements (these may, at Seller's option, be delivered outside of escrow);

     (h) to the extent available to Seller one complete set of plans and specifications for the Improvements (these may, at Seller's option, be delivered outside of escrow);

     (i) notices to the tenants at the Properties in the form attached as Exhibit "K," executed by Seller (these may, at Seller's option, be delivered outside of escrow);

     (j) an affidavit of Seller that Seller is not a "foreign person" within the meaning of Section 1445 of the Code duly executed by Seller in the form attached hereto as Exhibit "M";

     (k) closing statement in form and content satisfactory to MRG and Seller;

     (l) a duly executed Assignment of Leases in the form attached hereto as Exhibit "I";

     (m) a duly executed Bill of Sale in the form attached hereto as Exhibit "N"; and

     (n) any other documents, instruments or agreements called for hereunder which have not previously been delivered.

     MRG may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

2.09 MRG's Documents and Funds.   At least two (2) business days prior to the
     Closing, MRG shall deliver to Title Company the following:

     (a) Updated MRG Schedules, if any are required, dated as of the Closing Date and certified in the manner provided in Section 4.08.

     (b) Copies of the resolutions of the board of directors and stockholders of MRG authorizing the execution and performance of this Agreement and the consummation of the transaction, certified by the president and secretary or an assistant secretary of MRG as of the Closing Date;

     (c) Certificate of good standing of MRG issued as of a recent date by the Secretary of State of the state of Nevada.

     (d) All consents, waivers or approvals obtained by MRG with respect to the consummation of the transactions contemplated by this Agreement;

     (e) A certificate, dated the date of the Closing, certified by MRG's president and secretary confirming the truthfulness of all matters set forth in Sections 4.01, 4.02, 4.03, 4.05, 4.06, 4.07, 4.09(a),
          4.09(b), 4.09(c), 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17,
          4.18, 4.19, 4.20, 4.22, 4.23, 4.24, and 4.25; and

     (f) A certificate, dated the date of the Closing, signed by MRG, certifying that no security interests have been created in or against the assets of MRG subsequent to the date of the certificates referred to subparagraph g.

     (g) any other documents, instruments or agreements called for hereunder which have not previously been delivered.

Seller may waive compliance on MRG's part under any of the foregoing items by an instrument in writing, or Seller may, at Seller's option, take possession of these documents at Seller's Offices, outside of escrow.

2.10 Other Documents. Seller and MRG shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF SELLLER

     Seller hereby represents and warrants to MRG as follows:

3.01 No Litigation. There is no litigation pending or, after due and diligent inquiry, to the best of the Seller's knowledge threatened, against Seller or any basis therefor that arises out of the ownership of the Properties or that might detrimentally affect MRG's proposed use or operation of the Properties, or the value of the Properties or adversely affect the ability of Seller to perform his obligations under this Agreement.

3.02 No Liens and Encumbrances. Seller holds the Properties free and clear of all liens and encumbrances, except for those included in the Assumed Obligations.

3.03 No Foreign Person.  Seller is not a "foreign person" within the meaning of
     Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

3.04 No Broker's or Finder's Fee. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.06 Validity of Conveyance. This Agreement and all documents executed by Seller which are to be delivered to MRG at the time of Closing are, or at the time of Closing will be, duly executed and delivered by Seller, are, or at the time of Closing will be, legal, valid, and binding obligations of Seller, are and at the time of Closing will be sufficient to convey title (if they purport to do so), and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller or the Properties is subject, except that the deeds of trust held by Gross Mortgage Company and Redwood Bank contain a due on sale clause.

                                  ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF MRG

    As an inducement to and to obtain the reliance of Seller, MRG represents and warrants as follows:

4.01 Organization; Corporate Documents. MRG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is in good standing and authorized to do business in the State of California, has registered as a foreign corporation with the Secretary of State of the State of California, and is in good standing with the State of California, all fees and taxes having been paid current; has the corporate power to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on the business or properties of MRG. Included as Schedule 4.01 hereto are complete and correct copies of all items set forth in Section 2.05(b). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of MRG' certificate of incorporation or bylaws. MRG has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated.

4.02 Board of Directors; Approval of Agreements.

     (a) The board of directors of MRG has authorized the execution and delivery of this Agreement by MRG and has approved the consummation of the transactions contemplated hereby. Schedule 4.02 hereto is a certified copy of resolutions duly adopted by the board of directors of MRG evidencing such approval, and the minute book referred to in
          Section 4.19 contains the original of the minutes of the meeting or the consent in lieu thereof at which such resolutions were adopted, all as described in Section 2.09(b).

     (b) The members of the existing Board of Directors of MRG are: Mr. Clemons F. Walker, Mr. O. Lee Barnett, and Mr. X, and said directors may resign or be removed by the shareholders without payment or compensation of any kind being owed to said directors for services rendered or for any other reason. It is not required under Nevada Law for the shareholders of MRG to approve the transactions contemplated by this Agreement, as required by Section 5.03 below.

4.03 Capitalization. The authorized capitalization of MRG consists of 100,000,000 shares, par value $0.001, consisting of 20,000,000 shares of preferred stock, none of which is issued and outstanding, and 80,000,000 shares of Common Stock, of which 500,000 shares are issued and outstanding, and no shares are reserved for issuance on the exercise of warrants or options, the conversion of other securities, or the exercise of any other call, commitment, or right to which MRG is a party or by which it is bound. All issued and outstanding shares of New MRG Stock are validly authorized and, upon issuance in accordance with the terms of this Agreement, will be, legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person

4.04 No. Subsidiaries, Predecessors. MRG owns no equity securities of any other and does not have any predecessor, as that term is defined under generally accented accounting principles.

4.05 MRG Financial Statements.

     (a) The MRG Financial Statements consist of the following, all of which appear as Schedule 4.05 hereto: (i) audited consolidated balance sheets as of December 31, 1998 and December 31, 1997, and the related statements of operations, cash flows, and stockholders' equity for each of the years then ended, including the notes thereto, together with the opinions of independent certified public accountants, and
          (iii) unaudited balance sheets of MRG as of March 31, 1999 (the "MRG Current Balance Sheet"), and the related statements of income, cash flows, and stockholders' equity for the quarters ended March 31, 1998 and 1999.

     (b) All of the MRG Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. All of such balance sheets present fairly, as of their respective dates, the consolidated financial position of MRG. MRG did not have, as of the date of any of such condensed balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a combined balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles and all assets reflected therein present fairly the assets of MRG in accordance with generally accepted accounting principles. The consolidated statements of operations, cash flows, and stockholders' equity present fairly the information required to be set forth therein under generally accepted accounting principles. MRG maintains and will continue to maintain a standard system of accounting established and maintained in a manner permitting the preparation of financial statements in accordance with generally accepted accounting principles.

     (c) The MRG Financial Statements have not been prepared in accordance with regulation S-X promulgated by the SEC regarding the form and content of and requirements for financial statements to be filed with the SEC.

4.06 Tax Returns. MRG has filed all tax returns and reports as required by law and has delivered copies of said returns and reports pursuant to Section 2.05(a). All such returns and reports are accurate and correct in all material respects. MRG has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the MRG Current Balance Sheet and all such dates and years and periods prior thereto and for which MRG may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or other entity, except for taxes accrued but not yet due and payable. MRG has not elected at any time pursuant to the Code to be treated as an S corporation pursuant to Section 1362(a) of the Code or a collapsed corporation pursuant to Section 341(f) of the Code or elected pursuant to the Code to be treated as an S corporation pursuant to Section 1362(a) of the Code or a collapsible corporation pursuant to Section 341(f) of the Code, nor has MRG made any other elections pursuant to the Code. MRG has not made any other election pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse effect on MRG, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of MRG.

4.07 Books and Records. The books and records, financial and otherwise, of MRG are in all material respects complete and correct and have been made and maintained in accordance with sound business and bookkeeping practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of MRG. MRG has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets;
     (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

4.08 Information. The information concerning MRG set forth in this Agreement and in the Schedules delivered by MRG is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. All Schedules set forth in Section 2.05, et seq., and delivered to Seller by MRG shall be certified as being true and correct by MRG's president. Where no documents or items are applicable, MRG shall issue a schedule stating "None."

4.09 Absence of Certain Changes or Events. Except as set forth in this Agreement or in Schedule 4.09 hereto, since the date of the MRG Current Balance Sheet:

     (a) There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of MRG or (ii) any damage, destruction, or loss to MRG (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of MRG;

     (b) MRG has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of MRG; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination payment to any present or former director, officer, employee, or shareholder; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

     (c) MRG has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the MRG Current Balance Sheet and current liabilities incurred since the date of the MRG Current Balance Sheet in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000);
          (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of MRG; (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); or (vii) disclosed to third parties any confidential or proprietary information of MRG respecting its products, services, manufacturing, or marketing procedures or practices, methods of pricing, or other data material to the business and operations of MRG; and

     (d) To the best knowledge of MRG, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of MRG.

4.10 Title and Related Matters.

     (a)  MRG owns no real property.

     (b) Schedule 4.10 hereto sets forth an accurate and complete list of all tangible personal property owned by MRG or used in its business together with all intangible assets owned by MRG or used in its business and having a purchase price or fair market value of over $500, together with a description of any mortgages, financing instruments, or other encumbrances to the title to such properties.
          Schedule 4.10 hereto also sets forth details of all leases for real and personal property to which MRG is a party, including the real or personal property involved, the amount of the monthly or other periodic payment due thereunder, a notation of any additional charges, the expiration date, and any residual or similar payment required on expiration of the lease in order to acquire ownership of the leased property. Except as disclosed in Schedule 4.10 hereto, each such lease is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder, and no waiver, indulgence, or postponement of the lessee's obligation thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition, or act, which, with the giving of notice, the lapse of time, or the happening of any further event or condition, would become a default under such lease. MRG has not violated any of the terms or conditions under any such lease in any material respect and, to the best of MRG's knowledge, information, and belief, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by MRG is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

     (d) MRG owns the entire right, title, and interest in and to, or has the right to use all of the trade secrets, technology, know-how, tradenames, trademarks, servicemarks, and other proprietary information owned by or used in connection with the business of MRG, including all copyrights, patents, patent applications, registrations, and applications with respect thereto (collectively the "Intellectual Property"). Such Intellectual Property is not subject to the payment of royalties or any other obligation to any other person or entity. None of the employees of MRG owns, directly or indirectly, any right, title, or interest in or to the Intellectual Property. To the best knowledge of MRG, none of the Intellectual Property is subject to any order, decree, judgment, stipulation, settlement, encumbrance, or attachment. There are no pending or threatened proceedings, litigation, or other adverse claims of which MRG is aware affecting or with respect to the Intellectual Property. To the best knowledge of MRG, the Intellectual Property does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of MRG as now being conducted.

4.11 Litigation and Proceedings. Except as set forth in Schedule 4.11 hereto, there are no actions, suits, or proceedings pending or, to the knowledge of MRG, threatened by or against MRG, its officers and directors in their capacity as such, or affecting MRG or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. MRG does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

4.12 Contracts.

     (a) Included in Schedule 4.12 hereto is a copy of every material contract, including every contract not made in the ordinary course of business which is material to MRG and is to be performed in whole or in part at or after the date hereof or was entered into not more than two years before the date hereof by MRG (consisting only of contracts as to which MRG is a party or to which it has succeeded to a party by assumption or assignment or in which MRG has a beneficial interest);

     (b) Except as described in this Agreement or in Schedule 4.12 hereto, MRG is not a party to or bound by, and the properties of MRG are not subject to, any material contract, agreement, other commitment or instrument or any charter or other corporate restriction or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as MRG can now foresee) materially and adversely affect, the business operations, properties, assets, or condition of MRG; and

     (c) Except as included or described in Schedule 4.12 hereto or reflected in the most Current MRG Balance Sheet, MRG is not a party to any material oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $1,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $1,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of MRG; or (viii) other contract, agreement, or other commitment involving payments by it of more than $1,000 in the aggregate.

     (d) Except as included or described in Schedule 4.12 hereto, no contract with any broker, underwriter, market maker or other agent of MRG, dealing in MRG's securities or selling said securities on behalf of MRG, is now in existence, nor will any such agreement come into existence by the mere lapse of time.

4.13 Material Contract Defaults. MRG is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of MRG, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment respecting which MRG has not taken adequate steps to prevent such a default from occurring.

4.14 No Conflict with Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which MRG is a party or to which any of its properties or operations are subject.

4.15 Governmental Authorizations. Except as set forth in Schedule 4.15 hereto, to the best knowledge of MRG, it has all governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof or as presently foreseeable in connection therewith. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, to the best of its knowledge no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by MRG of this Agreement and the consummation by MRG of the transactions contemplated hereby.

4.16 Compliance with Laws and Regulations. Except as set forth in Schedule 4.16 hereto, MRG has complied, to the best of its knowledge, with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of MRG or except to the extent that noncompliance would not result in the incurrence of any material liability for MRG.
     Schedule 4.16 includes a copy of each letter of inquiry, review, or investigation or other writing from or to any governmental authority since inception evidencing a violation or possible or alleged violation of any of the foregoing.

4.17 Insurance. Schedule 4.17 hereto sets forth a complete list of all products liability, casualty, automobile, extended coverage, and other insurance policies which MRG maintains respecting its products, services, business, properties, and employees, showing for each type of coverage the policy limits, principal exclusions, deductibles, insurer, and the like. Such policies are in full force and effect and are free from any right of termination by the insurance carriers. Except as set forth in Schedule 4.17 hereto, all of the insurable properties of MRG are insured for its benefit in the amount of their full replacement value (subject to reasonable deductibles) against losses due to fire and other casualty, with extended coverage, and other risks customarily insured against by persons operating similar properties in the localities where such properties are located and under valid and enforceable policies issued by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding and in full force at the Closing Date, as hereinafter defined.

4.18 Transactions with Affiliates. Schedule 4.18 hereto sets forth a description of every material contract, agreement, or arrangement between MRG and any person who is or has ever been an officer or director of MRG or person owning of record, or known by MRG to own beneficially, 5% or more of the issued and outstanding common stock of MRG and which is to be performed in whole or in part after the date hereof or was entered into within three years before the date hereof. In all of such circumstances, the contract, agreement, or arrangement was for a bona fide business purpose of MRG, and the amount paid or received, whether in cash, in services, or in kind, is, has been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to MRG than terms available from otherwise unrelated parties in arm's length transactions. Except as disclosed in Schedule 4.18 hereto or otherwise disclosed herein, no officer or director of MRG or 5% shareholder of MRG has, or has had during the preceding three years, any interest, directly or indirectly, in any material transaction with MRG. Schedule 4.18 hereto also includes a description of any commitment by MRG, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

4.19 Minute Book; Stockholder List. The minute book of MRG contains, and will contain at the Closing Date, evidence of the due election and incumbency of the board of directors and officers of MRG executing this Agreement or any document, certificate, or other instrument executed in order to consummate the transactions herein contemplated together with an accurate and complete record of the proceeds of all meeting of directors, committees thereof, or stockholders and all written consents in lieu thereof. The stockholders' list of Seller attached hereto is a true and accurate copy thereof as of the date of this Agreement. The Transfer Agent retains in safekeeping all certificates that have been or should be canceled on the registration of transfer thereof. All of such canceled certificates have on their face in conspicuous permanent ink or perforations the word "canceled." All stock certificates issued to date and all unissued blank certificates are
     sequentially numbered [    ] through [     ].  All of such certificates are
     accounted for as either canceled and in the possession of the Transfer Agent, outstanding, or unissued.
4.20  Labor Agreements and Actions.

     (a) MRG is not bound by or subject to (and none of its operations is bound by or subject to) any written or oral, express or implied, contract, commitment, or arrangement with any labor union, and no labor union has requested or, to the knowledge of MRG, has sought to represent any of the employees, representatives, or agents of MRG. There is no strike or other labor dispute involving MRG pending, or to the knowledge of MRG threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results, or business of MRG (as such business is presently conducted and as it is proposed to be conducted), nor is MRG aware of any labor organization activity involving its employees.

     (b) MRG is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with MRG, nor does MRG have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of MRG, to the best of MRG' knowledge, is terminable at the will of MRG.

4.21 Hazardous Substances. The terms "hazardous waste," "hazardous substance," "disposal," "release," and "threatened release," as used in this Agreement, shall have the same meanings as set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. no. 99-499 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 49 U.S.C. Section 6901, et seq., or other applicable state or federal laws, rules, or regulations adopted pursuant to any of the foregoing.

4.22 Compliance with Securities Laws, Rules, and Regulations. All securities of MRG issued since its inception, consisting solely of common voting stock, have been issued pursuant to and in compliance with applicable federal and state laws, rules, and regulations; specifically, all offers and sales of shares of common voting stock were made pursuant to exemptions from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and pursuant to available exemptions provided by applicable state securities laws. Further, MRG has made all the required filings with any federal or state regulatory agency regarding the offer and sale of all issued and outstanding shares of common voting stock.

4.23 No Broker's or Finder's Fee. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MRG.

4.24 Securities Matters.  MRG hereby represents and warrants that:

     (a)  The common stock of MRG is currently listed on the NASD
          Electronic Bulletin Board System and on the "Pink Sheets" with the trading symbol "MGRY." MRG is in compliance with all currently applicable requirements for the continuation of such quotation until the effective date of the requirement that MRG's common stock be registered under section 12(g) of the Exchange Act.

     (b)  To the best of MRG's knowledge, the last trade reported occurred
          on        , 1999, at a bid price of $     per share and an asked price
          of $      per share.

     (c) Neither MRG nor, to the best of MRG's knowledge, any other person, has at any time during the past year or currently has any agreement, plan, or arrangement to at any time in the future (i) submit or publish or cause to be submitted or published, directly or indirectly, any quotation for the common stock of MRG on behalf of MRG or any of its affiliates; or (ii) provide to any securities broker-dealer any incentive or inducement, financial or otherwise, to publish quotations for the common stock of MRG at any specific or minimum prices or amounts or to execute any specific transactions in such common stock, other than usual and customary commissions and markups.

     (d) To the extent applicable, MRG has complied with the securities laws of each and every jurisdiction in which a shareholder resided as of the date such shareholder purchased securities from MRG, and such shares purchased from MRG can be resold without restriction (except for any applicable control restrictions) by such shareholder in said jurisdiction immediately after the closing as herein contemplated.

     (e) MRG has complied with each and every filing required by the Securities and Exchange Commission, or has met the requirements for exemption from said filings and attaches proof of said exemptions, by way of attorney opinion letter, or otherwise, collectively as Exhibit "M."

     (f) The Transfer Agent for MRG is that entity identified in Article I hereof is the only authorized transfer agent to register transfers of securities of MRG.

     (g) MRG has taken all steps necessary or appropriate to ensure that it is in full compliance with the U.S. securities laws, the various federal or provincial securities laws for jurisdictions outside of the United States, as applicable the 50 States of the United States, the National Association of Securities Dealers, and as applicable any other exchange board or oversight agency.

     (h) Except for stock owned by current directors or holders of controlling interest in MRG, there are no restrictions or limitations on the trading of MRG Common Stock.

     (i) There are no circumstances known to any of the directors, officers, employees or agents of MRG that would restrict the free transfer of securities issued to Seller in connection with this transaction, or which would prohibit or impair the issuance of additional securities offerings of MRG, except as set forth on
          Schedule 4.24.

4.25 MRG Schedules. MRG has delivered to Seller schedules, which are collectively referred to as the "MRG Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement and instruments and data as of such date, all certified by the chief executive officer and financial or accounting officer of MRG as complete, true, and accurate, as contemplated by the foregoing provisions of this Article IV. MRG shall cause the MRG Schedules and the instruments and data delivered to Seller hereunder to be updated after the date hereof up to and including a specified date not more than three business days prior to the Closing Date as required by Section 2.09(a). Such updated MRG Schedules, certified in the same manner as the original MRG Schedules, shall be delivered prior to and as a condition precedent to the obligation of Seller under this Agreement.

                                   ARTICLE V.
                                   COVENANTS

5.01  Activities of MRG and Seller.

     (a) From and after the date of this Agreement until the Closing Date, MRG and Seller (respecting the activities of Seller as they relate to the Properties) will:

          (i) Carry on their respective businesses in substantially the same manner as they have heretofore:

          (ii) Maintain in full force and effect all insurance in amount and in scope of coverage to that now maintained by it;

          (iii)Perform in all material respects all obligations under material contracts, leases, and instruments relating to or affecting their respective assets, properties, and businesses;

          (iv) Use their best efforts to maintain and preserve their respective business organizations intact, to retain their key employees, and to maintain their respective relationships with their material suppliers and customers; and

          (v) Fully comply with and perform in all material respects all obligations and duties imposed on them by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

     (b) From and after the date of this Agreement and except as provided herein until the Closing Date, MRG will not:

               (i) Make any change in its articles of incorporation or bylaws;

               (ii)Take any action adversely affecting any of the representations of Article IV ; or

               (iii)Enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules.

5.02 Access to Properties and Records. MRG will afford to the Seller full access to its properties, books, and records in order that Seller may have full opportunity to make such reasonable investigation as Seller shall desire to make of the affairs of the MRG, and will furnish Seller with such additional financial and operating data and other information as to the business and properties of MRG as Seller shall from time to time reasonably request.

5.03 Meeting of Stockholders. It is acknowledged that the transactions contemplated hereby do not require approval of MRG's stockholders.
     However, the parties have agreed to condition the consummation of the transaction on obtaining such stockholder approval. Accordingly, within five days from the date of this Agreement, MRG will cause to be sent to each stockholder of record as of a record date selected by MRG a notice of a meeting for the consideration and approval by MRG stockholders of this transaction. MRG shall take all actions necessary in accordance with Nevada law and its articles of incorporation and bylaws to obtain approval of MRG's stockholders of the transactions contemplated by this Agreement, and MRG shall consult with Seller in connection therewith. MRG shall obtain from its stockholders proxies in favor of the approval and adoption of this Agreement and to secure the vote of stockholders required by Nevada law and its articles of incorporation and bylaws to approve and adopt this Agreement at the earliest practicable date, but in any event within 20 days after the date of this Agreement.

5.04 Appropriate Action; Consents; Filings.

     (a) Seller and MRG shall each use, all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by MRG or Seller in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, and (B) any other applicable federal or state law; provided that MRG and Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to such filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and MRG shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

     (b) Each of Seller and MRG shall give any notices to third parties, and use all reasonable efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a material adverse effect on Seller or MRG from occurring prior to the Closing Date. In the event that any party shall fail to obtain any such third party consent, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party, to limit the adverse effect upon MRG and Seller resulting or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent.

     (c) MRG shall promptly notify Seller of (w) any material change in its current or future business, assets, liabilities, financial condition or results of operations, (x) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental entities with respect to its business or the transactions contemplated hereby, (y) the institution or the threat of litigation involving it or any of its subsidiaries or
          (z) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Closing Date. As used in the preceding sentence, "litigation" means any case, arbitration or adversary proceeding wheresoever filed or instituted.

5.05 Complete Disclosure. MRG acknowledges that full and complete disclosure has been made regarding the Properties, their value, condition and related matters, and that MRG has relied upon its own due diligence, experts, consultants, attorneys and other agents in determining to accept the Properties on the terms and conditions set forth in this Agreement and in satisfying the due diligence conditions of Section 2.04. MRG further acknowledges and agrees that except as provided in subparagraphs (a), (b) and (c) of this Paragraph, Seller has made no representations or warranties to MRG, and that Seller specifically, but not by way of limitation, has made no representations or warranties, either express or implied, regarding the value or physical condition of the Properties, the status of the tenants or financing associated with the Properties and that MRG has satisfied itself as to all such matters based solely upon its own due diligence. MRG has reviewed or has had the opportunity to review any and all documents, reports, and other matters concerning the Properties, including, but not limited to those matters set forth above. MRG agrees to purchase said Properties on an "AS IS" basis.

5.06 Tenants; Rent Rolls. MRG agrees to accept the tenants at the Properties as the same may be in actual possession of the Properties and MRG agrees that it has had ample opportunity to examine the tenant leases, inspect the Properties and interview tenants, and that MRG is not relying upon any rent roll, operating statement or other representation of Seller as to the existence of any lease, the rental income derived therefrom or the operating expenses associated with the Properties.

5.07 Complete Review. MRG and Seller further specifically acknowledge and agree that MRG has had an opportunity to examine the various promissory notes, deeds of trust, assignment of leases, and other documents involving the existing financing effecting the Properties, and that MRG agrees to accept said Properties subject to the existing loans and to pay any and all costs associated therewith, regardless of the origin of said costs. MRG further acknowledges that it is aware that there are due on sale provisions of the loans from Redwood Bank and Gross Mortgage Company, and that these disclosures by Seller to MRG have been full and adequate.

5.08 Properties Accepted in "AS IS" Condition. MRG and Seller further specifically acknowledge and agree that:

     NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT MRG's PURCHASE OF THE PROPERTIES IS MADE ON AN "AS IS" BASIS AND THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, REGARDING THE VALUE OR CONDITION OF THE PROPERTIES, THE RENTAL INCOME, TENANTS, OR OPERATING EXPENSES ASSOCIATED WITH THE PROPERTIES, OR THE EXISTENCE OR NONE EXISTENCE OF ANY TERM, COVENANT OR CONDITION IMPOSED BY ANY OF THE LOANS THAT MRG IS ASSUMING AND/OR TAKING SUBJECT TO IN CONNECTION WITH MRG's PURCHASE OF THE PROPERTIES. MRG IS RELYING SOLELY UPON ITS OWN DUE DILIGENCE, ATTORNEYS, EXPERTS, CONSULTANTS AND AGENTS AS TO ALL THESE MATTERS AND SHALL NOT LOOK TO SELLER IN ANY WAY SHOULD ANY MATTER NOT BE AS ANTICIPATED PRIOR TO THE CLOSING. UPON THE CLOSE OF THE ESCROW CONTEMPLATED HEREIN, ANY AND ALL LIABILITY OF SELLER AS IT RELATES IN ANY WAY TO THE PROPERTIES SHALL CEASE, IF NOT ALREADY TERMINATED, AND MRG SHALL INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM ANY AND ALL CLAIMS, LIABILITIES, SUITS AND OTHER MONETARY OR ADMINISTRATIVE DEBTS AND OBLIGATIONS.

5.09 Tax Treatment. Each party hereto shall use all reasonable efforts to cause the transaction to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions that could prevent the transaction from qualifying, as a tax-free incorporation under the provisions of Section 351(a) of the Code

5.10 Public Announcements. Neither party shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the approval of the other.

5.11 Information for Reports. Seller will furnish MRG with all information concerning Seller required for inclusion in any report to be filed by MRG with any governmental body in connection with the transactions contemplated by this Agreement, and Seller represents and warrants to MRG that all information so furnished for such reports shall be true and correct in all material respects without omission to state any material fact required to be made to make the information provided not misleading.

5.12 The Acquisition of New Seller Stock. The consummation of this Agreement, including the issuance of the New MRG Stock to Seller as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which Seller acquires such securities.

     (a) In order to provide documentation for reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, Seller hereby represents and warrants:

          (i) Seller acknowledges that neither the SEC nor the securities regulatory agencies of any state or other federal agency has made any determination as to the merits of acquiring the New MRG Stock, and that this transaction involves certain risks.

          (ii) Seller has received and read the Agreement and understands the risk related to the consummation of the transactions therein contemplated.

         (iii) Seller has such knowledge and experience in business and financial matters that he is capable of evaluating MRG and its proposed business operations.

          (iv) Seller has been provided with a copy of the Agreement and the related disclosure schedules of the parties hereto plus all materials and information requested by Seller or his representative, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and Seller has been provided the opportunity for direct communication with MRG and its representatives regarding the transactions contemplated hereby.

          (v) All information which Seller has provided to MRG or its agents or representatives concerning such Seller's suitability to hold shares in MRG following the transactions contemplated hereby is complete, accurate, and correct.

         (vi) Seller has not offered or sold any securities of MRG or interest in this Agreement.

        (vii) Seller was at no time solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation in connection with the offer, sale, or purchase of the stock through this Agreement.

       (viii) Seller has adequate means of providing for his current needs and possible personal contingencies and has no need now, and anticipates no need in the foreseeable future, to sell the New MRG Stock. Seller is able to bear the economic risks of this investment, and consequently, without limiting the generality of the foregoing, is able to hold the New MRG Stock to be received for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment, in the event such loss should occur.

         (ix) Seller understands that the New MRG Stock has not been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state statutes for transactions by an issuer not involving any public offering and that any disposition of the subject New MRG Stock may, under certain circumstances, be inconsistent with this exemption and may make the undersigned an "underwriter" within the meaning of the Securities Act. It is understood that the definition of "underwriter" focuses upon the concept of "distribution" and that any subsequent disposition of the subject New MRG Stock can only be effected in transactions which are not considered distributions. Generally, the term "distribution" is considered synonymous with "public offering" or any other offer or sale involving general solicitation or general advertising. Under present law, in determining whether a distribution occurs when securities are sold into the public market, under certain circumstances one must consider the availability of public information regarding the issuer, a holding period for the securities sufficient to assure that the persons desiring to sell the securities without registration first bear the economic risk of their investment, and a limitation on the number of securities which the shareholder is permitted to sell and on the manner of sale, thereby reducing the potential impact of the sale on the trading markets. These criteria are set forth specifically in rule 144 promulgated under the Securities Act, and, after one year after the date the New MRG Stock is fully paid for, as calculated in accordance with rule 144(d), sales of securities in reliance upon rule 144 can only be made in limited amounts in accordance with the terms and conditions of that rule. After two years from the date the securities are fully paid for, as calculated in accordance with rule 144(d), they can generally be sold without meeting those conditions, provided the holder is not (and has not been for the preceding three months) an affiliate of the issuer.

          (x) Seller acknowledges that the shares of New MRG Stock must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available. MRG is under no obligation to register the New MRG Stock under the Securities Act, except as may be expressly agreed to by it in writing. If rule 144 is available (and no assurance is given that it will be except as expressly set forth in this Agreement), after one year and prior to two years following the date the shares are fully paid for, only routine sales of such New MRG Stock in limited amounts can be made in reliance upon rule 144 in accordance with the terms and conditions of that rule. MRG is under no obligation to Seller to make rule 144 available, except as may be expressly agreed to by it in writing in this Agreement, and in the event rule 144 is not available, compliance with regulation A or some other disclosure exemption may be required before Seller can sell, transfer, or otherwise dispose of such New MRG Stock without registration under the Securities Act. MRG's registrar and transfer agent will maintain a stop transfer order against the registration of transfer of the New MRG Stock, and the certificate representing the New MRG Stock will bear a legend in substantially the following form so restricting the sale of such securities:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT") AND ARE "RESTRICTED SECURITIES" WITHIN
               THE: MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

         (xi) MRG may refuse to register transfer of the New MRG Stock in the event of a sale thereof in the absence of compliance with rule 144 unless a transferee furnishes in writing to the issuer the same representations and agree to the same conditions with respect to such New MRG Stock as set forth herein. The issuer may also refuse to transfer the New MRG Stock if any circumstances are present reasonably indicating that the transferee's representations are not accurate.

     (b) In connection with the transaction contemplated by this Agreement, Seller and MRG shall each file, at MRG's sole cost and expense and with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, including a notice on Form D to be filed with the SEC, and the appropriate regulatory authority in such states as shareholders of MRG are residents, all to the extent and in the manner as may be deemed by such parties to be appropriate.

     (c) In order to more fully document reliance on the exemptions as provided herein, Seller shall execute and deliver to Seller, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like, as MRG and its counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

     (d) Seller acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

5.13 Long-Term Stock Incentive Plan. Following the Closing, the board of directors of MRG may adopt a long term stock incentive plan or plans ("LTSIP") under which stock options, bonuses, stock appreciation rights, or other incentives may be awarded to employees, directors and others; however, prior to Closing, no such LTSIP shall be adopted.

5.14 Management Services Agreement. At the Closing Seller shall execute and deliver a Financial Advisory Services Agreement in form and substance reasonably satisfactory to it for the engagement of Keith Cannon to provide certain financial advisory services to Seller/MRG.

5.15 Property Management Agreement. At the Closing, MRG shall execute and deliver a Property Management Agreement with Diversified Investment & Management Corporation, a California corporation ("DIMC"), and deliver the same to DIMC, in form and substance satisfactory to Seller.

                                  ARTICLE VI.
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

6.01 Accuracy of Representations. The representations and warranties made by MRG in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and MRG shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by MRG prior to or at the Closing. Seller shall be furnished with certificates, signed by the chief executive and principal financial or accounting officer or officers of MRG and dated the Closing Date, to the foregoing effect.

6.02 Officers' Certificate. Seller shall have been furnished with a certificate dated the Closing Date and signed by the duly authorized chief executive officer and principal accounting and financial officer or officers of MRG to the effect that:

     (a) This Agreement has been duly approved by MRG' board of directors and shareholders and has been duly executed and delivered in the name and on behalf of MRG by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of MRG;

     (b) The representations and warranties of MRG set forth in this Agreement are true and correct as of the date of the certificate;

     (c) There has been no material adverse change in the financial condition, business, or operations of MRG nor has any event occurred which, with the lapse of time or giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of MRG up to and including the date of the certificate;

     (d) All conditions required by this Agreement to have been met, satisfied, or performed by MRG have been met;

     (e) The consummation of the transactions contemplated by this Agreement does not violate any law, regulation, order, writ, injunction, or decree of any court or governmental body or result in the creation or imposition of any mortgage, lien, charge, or encumbrance of any nature upon any of the properties of MRG, pursuant to any mortgage, resolution, agreement, or instrument to which MRG is a party;

     (f) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by MRG have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required; and

     (g) There is no action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against MRG, wherein an unfavorable decision, ruling, or finding would have an adverse effect on the financial condition of MRG, the operations or business of MRG, transaction contemplated herein, or any material agreement or instrument by which MRG is bound.

6.03 Good Standing. Seller shall have received a certificate of good standing from the appropriate authority or authorities, dated as of a date within five days prior to the Closing Date, certifying that MRG is in good standing as a corporation and/or qualified to transact business in the States of Nevada and California.

6.04 Securities Matters. Seller shall have received such assurances as it may reasonably request from and on behalf of the stockholders of MRG to enable it to reasonably rely on exemptions from registration under applicable federal and state securities laws for consummation of the transactions contemplated hereby and issuance of the New MRG Stock and there shall not exist any circumstances on which Seller shall reasonably conclude that any facts or representations contained therein are not true.

6.05 Other Items. Seller shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Seller may reasonably request.

6.07 Stockholder's Release. Each director and officer and each of the three stockholders with the largest stock holdings of record in MRG shall have delivered to Seller an instrument, in form and substance satisfactory to Seller, dated the Closing Date, releasing MRG and Seller from any and all claims of such director, officer, or stockholder against MRG, and any and all obligations of the MRG to such director, officer, or stockholder.

6.08 Termination of Related Party and Other Agreements. Except for the agreements set forth on Schedule 4.12, Seller shall have received satisfactory evidence (a) that all existing agreements between MRG and any stockholder, any relative of any director, officer, broker, underwriter, employee, agent or any stockholder, and any affiliates of the stockholder shall have been canceled effective prior to the Closing Date, and (b) that the terminations required by Section 9.06 shall be available to Seller.

6.09 Repayment of Debt. Each director, officer, broker, underwriter, employee, agent or any stockholder shall have repaid or caused to have been repaid, or shall repay or cause to be repaid at the Closing, all indebtedness of such stockholder or its affiliates owing to the MRG, whether or not then due or matured.

                                  ARTICLE VII.
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF MRG

7.01 Performance by Seller. Seller has substantially performed all conditions of this Agreement unless any such requirement has been waived in writing by MRG.

7.02 Accuracy of Representations. The representations and warranties made by Seller in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Seller shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing. MRG shall be furnished with certificates, signed by the chief executive and principal financial or accounting officer or officers of Seller and dated the Closing Date, to the foregoing effect.

7.02 Satisfaction of Condition of Due Diligence. MRG shall not have timely terminated this Agreement pursuant to Section 2.04.

7.03 No Material Adverse Change Through the Closing Date. There shall not have been any material adverse change in the Properties, and it shall not have Seller shall not have sustained any material loss or damage to the Properties, whether or not insured, materially affecting the Properties.

7.04 Third Party Consents. Seller shall have obtained consents of all third parties whose consent is required to the transfer of any of the Properties, including any consents reasonably requested by MRG.

                                 ARTICLE VIII.
                         INDEMNIFICATION AND RESCISSION
8.01 Indemnification.

     (a) MRG will indemnify and hold harmless Seller from and against any and all losses, claims, damages, expenses, liabilities, or actions to which he may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse Seller for any legal or other expenses reasonably incurred by Seller in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any report or other document filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by MRG expressly for use therein. MRG agrees at any time upon the request of Seller to furnish to Seller a written letter or statement confirming the accuracy of the information with respect to
          MRG contained in any report or other document referred to in Section
            , or in any draft of any such documents, and confirming that the information with respect to MRG contained in such document or draft was furnished by MRG, indicating the inaccuracies or omissions contained in such document or draft or indicating the information not furnished by MRG expressly for use therein. The indemnity agreement contained in this section shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Seller and shall survive the consummation of the transactions contemplated by this Agreement.

     (b) MRG agrees to indemnify, defend and hold Seller harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, reasonable attorneys' fees, resulting from any misrepresentations or breach of warranty or breach of covenant made by MRG in this Agreement or in any document, certificate, or exhibit given or delivered to the other pursuant to or in connection with this Agreement. The indemnification provisions of this Article VIII shall survive beyond the delivery of the grant deed and transfer of title, or, if title is not transferred pursuant to this Agreement, beyond any termination of this Agreement. Further, the personal liability of any person who knowingly makes a false representation shall in no way be limited by the terms of this Agreement.

8.02 Rescission. In the event that there has been any material default by MRG of any term, covenant, or condition of this Agreement, or if, after the Closing contemplated herein, the securities of MRG are not tradable or marketable as represented by MRG in this Agreement, then Seller, at Seller's sole discretion, (i) may rescind this transaction and MRG shall return to Seller by grant deed all Properties transferred to it by Seller,
     (ii) Seller shall return to MRG all securities of MRG received by Seller,
     (iii) Seller and MRG shall each pay their respective costs and expenses in negotiating and completing this transaction; and (iv) each party shall restore the other to its financial condition immediately prior to entering into this Agreement. This right of rescission is available to Seller for a period of forty-five (45) days from the date of Closing. Both MRG and Seller acknowledge and agree that since the assets of MRG immediately after the Closing will consist primarily of the Properties, and since MRG is a validly existing corporation, Seller's remedy of collecting damages at law from MRG is commercially moot such that a damage remedy is insufficient to compensate Seller, both MRG and Seller have agreed to permit a rescission and stipulate that such a remedy is appropriate, fair, and reasonable in the circumstances.

                                  ARTICLE IX.
                         MISCELLANEOUS PROPERTY MATTERS

9.01 Loss by Fire or Other Casualty; Condemnation. In the event that, prior to Closing, the Properties, or any part thereof, are destroyed or damaged, or if condemnation proceedings are threatened or commenced against the Property, MRG shall have the right, exercisable by giving notice of such decision to Seller within three (3) days after receiving written notice from Seller or such damage, destruction or condemnation proceedings, to terminate this Agreement, in which case, neither party shall have any further rights or obligations hereunder and the full amount of the Deposit shall be returned to MRG. If MRG elects to accept the Property in its then condition, all proceeds of insurance or condemnation awards payable to Seller by reason of such damage, destruction or condemnation shall be paid or assigned to MRG. If MRG fails to give notice MRG shall be deemed to have elected to terminate this Agreement.

9.02 Possession. Possession of the Properties shall be delivered to MRG on the Closing Date; provided that Seller shall afford authorized representatives of MRG reasonable access to the Property for the purposes of satisfying MRG with respect to the due diligence investigations of MRG as set forth herein. MRG shall also have access to the Property for the purpose of conducting environmental surveys, soils tests, surveys or other physical inspections of the Property. Seller shall cooperate with MRG in providing access to the Property and satisfying the conditions contained herein.

9.03 Maintenance of Property. Between the Seller's execution of this Agreement and the Closing, Seller shall maintain the Property in good order, condition and repair, reasonable wear and tear excepted, shall perform all work required to be done by the landlord under the terms of any lease affecting the Property, and shall make all repairs, maintenance and replacements of equipment or improvements and otherwise operate the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property.

9.04 Maintenance of the Corporation. Between the MRG's execution of this Agreement and the Closing, MRG shall take no action which would impair the financial condition of MRG or in any way inhibit the free trading of its stock.

9.05 Seller's Consent to New Contracts Affecting MRG.   MRG shall not, after the
     date of MRG's execution of this Agreement, enter into any contract, agreement with any shareholder, director, officer, employee or agent for MRG without obtaining Seller's prior written consent thereto.

9.06 Equity Vehicle.

     (a) It is expressly understood and agreed that Seller's purpose in entering into this Agreement is to obtain an investment vehicle whereby Seller can raise equity capital to assist in the growth of its asset base and to secure the solvency of its real estate operations.

     (b) MRG represents and warrants that it knows of no reason, other than requirements of federal and state securities law, which would inhibit or impair the ability of MRG to raise equity capital by way of additional stock sales, or to raise the market value of its stock by free trading in the over the counter securities market.

     (c) MRG knows of no reason why immediately after the transaction herein contemplated, MRG would be restricted in its choice of:

          (i)  one or more brokers to market or underwrite its securities;

          (ii) one or more attorneys to assist in MRG's compliance with all securities laws and other legal affairs;

          (iii)one or more accountants or CPA's to audit, review or compile the financial statements of MRG;

          (iv) who MRG can appoint as its directors, officers, employees or agents;

          (v) what price to offer its securities for to the open market, or to any existing shareholder, or to any person or which would restrict the number, type or value of any securities to be sold by MRG after the closing as herein contemplated.

                                  ARTICLE IX.
                                 MISCELLANEOUS

10.01 Prorations.   To the extent not covered in Sections 2.03(c) and 10.02,
     the following prorations shall be made between Seller and MRG by Title Company (whether such collection occurs prior to, on or after the Closing), real property taxes, water, sewer and utility charges, amounts payable under the Service Contracts, annual permits and/or inspection fees (calculated on the basis of the period covered), insurance premiums (as to those policies, if any, that MRG determines will be continued after the Closing), and other expenses normal to the operation and maintenance of the Property shall be prorated on the basis of a 365-day year as of 12:01 a.m. on the date the grant deed is recorded.

     Seller and MRG hereby agree that if any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then the same shall be calculated within thirty (30) days after the Closing Date and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, together with interest thereon at the rate of ten percent (10%) per annum from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of a bill therefor.

10.02 Expenses. MRG shall pay all fees for the policies of title insurance. MRG shall pay the cost of all transfer taxes applicable to the sale, if any, as well as the full amount of any assessments or bonds on the Property. Seller shall pay all leasing commissions and tenant improvement costs accrued in connection with any lease executed on or before the Closing. Seller and MRG shall each pay fifty percent (50%) any charges of the escrow for the sale as well as the cost of recording the grant deed to the Property. MRG shall be entitled to a credit against the cash portion of the Purchase Price as set forth in Paragraph 2(b) for the total sum of all security deposits paid to Seller by tenants under any leases affecting the Properties.

     10.03 Notices. Any notice, demand, request, or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if personally served or by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), or delivered by overnight courier service or on the third day after mailing if mailed by certified mail, return receipt requested, addressed as follows:

          If to Seller, to:        Mr. Dinesh Maniar
                                   400 Oyster Point Boulevard, Suite 415
                                   South San Francisco, California 94080
                                   Facsimile: (650) 266-8089

          With copies to:          Mr. James T. Graeb
                                   400 Oyster Point Boulevard, Suite 415
                                   South San Francisco, California 94080
                                   Facsimile: (650) 266-8089

          And                      Mr. James R. Kruse
                                   KRUSE, LANDA & MAYCOCK, L.L.C.
                                   50 West Broadway, 8th Floor
                                   Salt Lake City, Utah 84101
                                   Facsimile: (801) 531-7091

          If to BBB, to:           Mr. C. F. Walker
                                   President
                                   Montgomery Realty Group, Inc.
                                   648 Rising Star Drive
                                   Henderson, NV 89014
                                   Facsimile: (702) 434-2466

          With copies to:          Max C. Tanner
                                   2950 East Flamingo Road, Suite G
                                   Las Vegas, NV 89121
                                   Facsimile: (702) 369-5731

or such other addresses and facsimile numbers as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), three days after the date so mailed, or one day after the date so sent by overnight delivery.

     10.04 Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of the state of California.

     10.05 Attorney's Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party shall reimburse the nonbreaching party for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein, including such costs which are incurred in any bankruptcy or appellate proceeding.

     10.06 Survival. All representations and warranties by the respective parties herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and shall survive the execution and delivery of this Agreement and the delivery of the grant deed and transfer of title. All statements contained in any certificate or other instrument delivered at any time by or on behalf of MRG in connection with the transaction contemplated hereby shall constitute representations and warranties hereunder.

     10.07 Form of Execution; Counterparts. A valid and binding signature hereto or any notice or demand hereunder may be in the form of a manual execution or a true copy made by photographic, xerographic, or other electronic process that provides similar copy accuracy of a document that has been executed. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     10.08 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     10.09 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, heirs, administrators and assigns.

     10.10 Merger of Prior Agreements. This Agreement contains the entire agreement of the parties and supersedes all prior negotiations, correspondence, understandings and agreements between the parties, relating to the subject matter hereof.

     10.11 Time of the Essence.  Time is of the essence of this Agreement.

     10.12 Tax Free Incorporation. Seller intends that the transaction contemplated herein shall qualify under Internal Revenue Code Section 351 as a "tax free incorporation" and MRG or MRG's representatives shall execute and deliver to Seller such other and further documents as Seller may require in order to correctly report this transaction as a tax free incorporation and to defend any such reporting if it is subject to review by any government authority.

     10.13 Confidentiality. MRG and Seller shall keep the terms and conditions of the transaction contemplated by this Agreement confidential and shall not disclose any information regarding the same prior to the Closing; provided, however, that MRG shall have the right to disclose the terms of this Agreement and such information to potential its officers, directors and shareholders and MRG shall have the right to make inquiries regarding the Property of governmental officials and current and former service providers, contractors, tenants and other persons having knowledge of the Property and shall have the right to state as the basis for any such inquiries that MRG has entered into this Agreement with Seller for the purchase and Sale of the Property.

     10.14 Assignment. Anything in this Agreement to the contrary notwithstanding, neither party to this Agreement may assign any part hereof without the prior consent of the other party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

               MRG:           MONTGOMERY REALTY GROUP, INC.


                              By  /s/  C. F. Walker
                              C.F. Walker, President


               Seller:

                              /s/ Dinesh Maniar
                              Dinesh Maniar


Exhibit "A"    Description of the Orchard Supply Shopping Center property, San
               Ramon, California

Exhibit "B"    Description of the San Ramon Shopping Center property, San Ramon,
               California

Exhibit "C"    Description of the Keker & Van Nest Office Building property, San
               Francisco, California

Exhibit "D"    Description of the Eccles Office Project property,  South San
               Francisco, California

Exhibit "E"    Assignment and Assumption Agreement

Exhibit "F"    Schedule of Personal Property to be transferred to MRG

Exhibit "G"    Schedule of Personal Property not to be transferred to MRG

Exhibit "H"    Bill of Sale for transfer of Personal Property

Exhibit "I"    Assignment of Leases

Exhibit "J"    Assignment of Service Contracts, Warranties, and Guaranties

Exhibit "K"    Notices to Tenants at the Properties

Exhibit "L"    Seller's Foreign Person Affidavit

Exhibit "M"    Proof of filings with the Securities and Exchange Commission or exemption therefrom